SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 RAZORFISH, INC.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    755236106
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]  Rule 13d-1(b)
   [ ]  Rule 13d-1(c)
   [X]  Rule 13d-1(d)

                         (Continued on following pages)

                                Page 1 of 6 Pages

--------------------------------------------------------------------------------
CUSIP No.  755236106                  13G                      Page 2 of 6 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Omnicom Group Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (a)  [ ]
    (b)  [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                                         5       SOLE VOTING POWER

                NUMBER                           None.
                                         ---------------------------------------
               OF SHARES                 6       SHARED VOTING POWER

             BENEFICIALLY                        15,916,666
                                         ---------------------------------------
               OWNED BY                  7       SOLE DISPOSITIVE POWER

                 EACH                            None.
                                         ---------------------------------------
               REPORTING                 8       SHARED DISPOSITIVE POWER

              PERSON WITH                        15,916,666
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,916,666
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                               Page 2 of 6 Pages

--------------------------------------------------------------------------------
CUSIP No.  755236106                  13G                      Page 3 of 6 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Communicade Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (a)  [ ]
    (b)  [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                         5       SOLE VOTING POWER

                NUMBER                           None.
                                         ---------------------------------------
               OF SHARES                 6       SHARED VOTING POWER

             BENEFICIALLY                        15,916,666
                                         ---------------------------------------
               OWNED BY                  7       SOLE DISPOSITIVE POWER

                 EACH                            None.
                                         ---------------------------------------
               REPORTING                 8       SHARED DISPOSITIVE POWER

              PERSON WITH                        15,916,666
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,916,666
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------


                               Page 3 of 6 Pages

Item 1(a)   Name of Issuer:

            Razorfish, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            107 Grand Street, 3rd Floor
            New York, New York 10013

Item 2(a)   Name of Persons Filing:

            Omnicom Group Inc. ("Omnicom")
            Communicade Inc. ("Communicade")

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            Omnicom Group Inc.
            437 Madison Avenue
            New York, New York 10022

            Communicade Inc.
            437 Madison Avenue
            New York, New York 10022

Item 2(c)   Citizenship:

            Omnicom: New York
            Communicade:  Delaware

Item 2(d)   Title of Class of Securities:

            Class A Common Stock,  $.01 par value

Item 2(e)   CUSIP Number:

            755236106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable

Item 4.     Ownership.

                                                       Omnicom       Communicade
                                                       -------       -----------
            (a) Amount beneficially owned:            15,916,666      15,916,666


                               Page 4 of 6 Pages

                                                       Omnicom       Communicade
                                                       -------       -----------
            (b) Percent of Class:                       17.3%           17.3%

            (c) Number of shares as to which
            such person has:

            (i) Sole power to vote or to                   0               0
            direct the vote

            (ii) Shared power to vote or to       15,916,666      15,916,666
            direct the vote

            (iii) Sole power to dispose/direct             0               0
            the disposition of

            (iv) Shared power to dispose/direct   15,916,666      15,916,666
            the disposition of

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

            Not applicable

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certifications.

            Not applicable


                               Pages 5 of 6 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                             February 10, 2000
                                                           ---------------------
                                                                   (Date)

                                              OMNICOM GROUP INC.

                                              By: /s/ Barry J. Wagner
                                                 -----------------------------
                                                      Barry J. Wagner
                                                      Secretary and General
                                                        Counsel

                                              COMMUNICADE INC.

                                              By: /s/ Barry J. Wagner
                                                 -----------------------------
                                                      Barry J. Wagner
                                                      Secretary


                               Page 6 of 6 Pages